EXHIBIT 21(a)
SUBSIDIARIES OF DUSA PHARMACEUTICALS, INC.
DUSA Pharmaceuticals New York, Inc., a New York corporation.
Sirius Laboratories, Inc., formerly DUSA Acquisition Corp., a New Jersey corporation.